Exhibit 3.3

CERTIFICATE OF FORMATION

OF

WESTERN GAS EQUITY HOLDINGS, LLC

This Certificate of Formation, dated September 12, 2012, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company under the Act.

1.	The name of the limited liability company is Western Gas Equity Holdings, LLC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Western Gas Equity Holdings, LLC, this 12th day of September 2012.

/s/ Margaret E. Roark

     Margaret E. Roark